Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

SumTotal Systems, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-113833, 333-133046 and 333-138018) and Form S-3 (No. 333-134645) of SumTotal Systems, Inc., of our report dated August 1, 2005, relating to the consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows of SumTotal Systems, Inc and subsidiaries for the year ended December 31, 2004, and the related financial statement schedule, which report appears elsewhere in the December 31, 2006 Form 10-K of SumTotal Systems, Inc.

/s/ KPMG, LLP

Mountain View, California

March 16, 2007